Value Consulting Commences Trading

HOWELL, Mich., July 26 /PRNewswire-FirstCall/ -- Value Consulting, Inc. is proud to announce it has successfully completed the necessary filings to become a public company. The trading symbol for the new public entity is VCSL (OTC Bulletin Board: VCSL - News).

Headquartered in Howell, Michigan, Value Consulting offers a variety of strategic business consulting services to public and private companies. In addition, the Company also plans to develop and grow subsidiaries with intentions of later spinning them off into their own fully reporting publicly traded entities.

Our main service is to provide financial and business consulting services to our clients. The services we offer include due diligence, mergers and acquisition consulting, and strategic business planning. The Company plans to provide strategic consulting services and business plan development for start-up companies and the Company has the expertise to work with clients through the entire public offering process. Value Consulting will provide Public Relations (providing investor and public relations services to clients. Services offered include conventional investor relations and a variety of other public relations services as well as stock transfer agent and Edgarizing services to publicly traded companies).

Furthermore, Value Consulting has designed a business model that can potentially yield long term rewards with relatively diversified revenue streams by: Acquiring and consolidating undervalued opportunities in selective high-growth industries to create value for our shareholders and target partners by combining expertise in both the product and capital markets; Acting as an incubator for emerging companies whose production and operational capability can be brought up to speed relatively quickly if product acceptance occurs; and taking an equity interest in client-partner companies to align with their long-term interest and help build enduring value.

Value Consulting is currently working on a website at http://www.valueconsultingcorp.com that will better inform current and future shareholders and clients of all developments happening with the Company and its subsidiaries. You can sign up for future updates on Value Consulting at our website.

This press release may contain forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words "plan," "expect," "believe," and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties, including, but not limited to, changes in technology and changes in pervasive markets.